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                                                                  EXHIBIT 23.2


                       CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (i) March 5, 1998 of SFX Entertainment, Inc.;
(ii) October 2, 1997 of Delsener/Slater, Ltd. and Affiliated Companies; (iii) December 13, 1996, of PACE Entertainment Corporation and Subsidiaries; (iv) March 20, 1998 of the Contemporary Group; (v) March 18, 1998 of SJS Entertainment Corporation; (vi) November 20, 1997 of The Album Network, Inc. and Affiliated Companies; (vii) March 20, 1998 of BG Presents, Inc. and Subsidiaries; and (viii) March 13, 1998 of Concert/Southern Promotions and Affiliated Companies, each included in the Post Effective Amendment No. 1 to Form S-1 and related Prospectus (No. 333-43287) of SFX Entertainment, Inc. dated on or about March 30, 1998.

                                          Ernst & Young LLP

New York, New York
March 27, 1998